Exhibit 99.1

LEVI STRAUSS & CO. NEWS	1155 Battery Street, San Francisco, CA 94111

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-1698

Peter E. Haas, Sr.

SAN FRANCISCO, (December 4, 2005) – Peter E. Haas, Sr., who as a member of the Levi Strauss & Co. family business championed many important social causes, including the desegregation of apparel factories in the South predating the U.S. Civil Rights movement, died yesterday in San Francisco of natural causes at the age of 86.

Haas, chairman of the executive committee of Levi Strauss & Co. and a great-grandnephew of Levi Strauss, worked closely with his brother Walter A. Haas, Jr. to help transform a pair of pants – Levi’s® jeans – into one of the most famous and admired brands in history and in the process, build the family business into a major multinational corporation.

While Haas’ contributions to the success of Levi Strauss & Co. were many during his 60-year career with the company, his most significant work was his leadership of the company’s financial and manufacturing operations.

Haas was a businessman, philanthropist and civic leader. He and his brother were business partners and strong proponents of corporate social responsibility, believing that commercial success and “doing the right thing” were integrally linked. As visionary civic leaders who cared deeply about the social problems of their day, Peter and Walter Haas embedded their strongly held values into the foundation of the company – a legacy that continues to define Levi Strauss & Co. today.

– more –

Peter E. Haas, Sr. /Add One

December 4, 2005

2003 marked Levi Strauss & Co.’s 150th anniversary, a milestone for which Peter Haas, Sr. took great pride. He made a point of participating in the company’s anniversary celebration, sharing with employees some of his most memorable work experiences and noting that his tenure spanned more than one-third of the company’s entire history.

“Throughout his career and in his personal life, my uncle Peter distinguished himself with his strong values and generosity. His business accomplishments are a testament to his belief that you can both operate a successful company and have a positive impact on the community,” said Robert D. Haas, Levi Strauss & Co. chairman of the board. “Peter cared deeply about our employees, expressing great respect and concern for them, and he also had a tremendous interest in social justice.”

Among his most lasting legacies, Haas played a critical role in the racial integration of apparel factories in the United States before the U.S. Civil Rights movement. At the time, segregation was a common practice at factories throughout the South. Haas rejected segregation on principle and used the company’s expansion of manufacturing plants as a means to create employment opportunities for blacks. In meetings with local community officials, he insisted that Levi Strauss & Co. would only open factories in their communities if blacks were granted equal status with white workers. Haas worked tirelessly to affect positive social change and improve the lives of his factory employees and the communities in which the company operated.

Haas’ involvement in equal opportunity led to his appointment by San Francisco Mayor George Christopher to the city’s Fair Employment Practices Commission, the first in the state of California.

Born in San Francisco in 1918, Haas was the second of three children of Elise Stern Haas and Walter A. Haas, Sr. His mother was a noted patron of cultural and civic organizations in the Bay Area. His father, like his grandfather and great-granduncle before him, was president of Levi Strauss & Co. and turned the company into a respected manufacturer of Levi’s® blue jeans and sportswear.

While attending the Deerfield Academy preparatory school in Massachusetts during the 1935 – 1936 school year, Peter Haas, Sr. excelled both in the classroom and on the football field. The 1936 Deerfield Academy yearbook stated: “Captain Haas was the outstanding player both offensively and defensively.”

– more –

Peter E. Haas, Sr. /Add Two

December 4, 2005

Haas at first resisted joining the family business, not wanting to make pants or to be the boss’s son. He dreamed of being an engineer, inspired by watching the construction of the Golden Gate Bridge from his bedroom window. After two years in engineering at the University of California, Berkeley, however, he switched to economics. On graduation in 1940, he went to work for an advertising agency in San Francisco.

World War II intervened and despite his keen desire to enlist in the military, even going as far as attempting to memorize the eye exam, his poor eyesight kept him from serving. He entered Harvard Business School instead, graduating cum laude and as a Baker Scholar in 1943. He then joined a defense contractor, Hammond Aircraft, where he began as a riveter. He said his experience taught him the valuable lessons about relations between line workers and management. There he also met Josephine Baum, whom he married in 1945.

That same year, Haas joined his father, uncle, and elder brother at Levi Strauss & Co. In the family tradition, he began his apprenticeship at the company factory on Valencia Street in San Francisco. Under the tutelage of the factory manager, he learned how to produce jeans and work with a broad spectrum of people.

Gradually, he began spending more time at the company headquarters on Battery Street, where he focused on production, distribution, finance, accounting, data processing and quality control. Meanwhile, his brother, Walter, Jr., was specializing in merchandising, marketing and corporate planning. The two gradually took on more responsibilities from their father and their uncle, Daniel E. Koshland, who turned over the company reins in 1958 when Peter became executive vice president and Walter, Jr. became president.

Time magazine named both Peter and Walter Haas, Jr. “Leaders of Tomorrow” in 1953.

The Haas brothers managed the company together, sharing responsibilities and exchanging titles. Peter served as president of Levi Strauss & Co. and a member of the Board of Directors from 1970 to 1981, while Walter was chairman of the board. In 1976, Peter became president and chief executive officer, and from 1981 until 1989 he was chairman of the board. From 1989 until his death, Peter was chairman of the company’s executive committee.

– more –

Peter E. Haas, Sr. /Add Three

December 4, 2005

Titles were never very important to Peter and Walter. Peter once said that “no one had ever considered who was in charge” until the company went public in 1971 and the investment bankers asked who was chief executive officer. That title ended up going to Walter first because he was three years older.

Under the leadership of Peter and his brother, Levi Strauss & Co. realized great growth. Capitalizing on post-war demographic changes and the increasing popularity of blue jeans, the brothers decided to offer an extended line of products to younger markets across the country. The company expanded beyond the Mississippi and eventually overseas. Sales boomed, and manufacturing plants were built and acquired in the South and Southwest to meet demand. By 1971, when the company went public, Levi Strauss & Co. had almost 20,000 employees worldwide and annual sales of $405 million from operations in 50 countries.

To Peter Haas, Sr., going public was not just a benchmark of the company’s growth and success; it was also another opportunity for the company to reward the loyalty of its employees. He was proud of the fact that the stock that employees had previously scrimped to buy had suddenly made several dozen of them wealthy, including a mailroom clerk and a driver.

Financial World magazine named Haas “Chief Executive Officer of the Year” in 1981. And in 1982, he was selected as “Business Statesman of the Year” by the Harvard Business School Association of Northern California.

As a philanthropist, Haas and his family committed time and donated millions of dollars to a wide range of social, cultural and religious causes:

•	Haas dedicated substantial time and financial support to his alma mater, the University of California at Berkeley. Beginning in 1993, he led the Chancellor’s Campaign Cabinet for the university’s “New Century Campaign,” which raised $1.44 billion for the school by 2000. This effort earned him the distinguished Chancellor’s Award from the school’s foundation. Haas served as a foundation trustee from 1966 to 1975 and again from 1994 to 1997. In 1997 he was named one of the foundation’s few Emeritus Trustees, conferring lifetime membership on the board in recognition of his distinguished service. In 1996 he received the Berkeley Medal, the school’s top honor, and also was named the “Alumnus of the Year.” In 2001, the Haas School of Business named Haas “Business Leader of the Year” and honored him with a special Lifetime Achievement Award.

– more –

Peter E. Haas, Sr. /Add Four

December 4, 2005

•	Haas had a long history with the United Way of the Bay Area, starting with membership on the budget committee of its earliest predecessor, the Community Chest of San Francisco. He was general campaign chairman of the United Way of the Bay Area in 1969, president in 1972 and chairman of the board of trustees in 1973.

•	Haas was a member of the board of governors of the United Way of America. In 1983, he chaired United Way’s special study committee, which researched ways that United Way organizations could alleviate community health-care problems. In recognition of their community service and philanthropy, in 1985 the United Way of America presented the Haas family with its Alexis de Tocqueville Society Award. The United Way cited the Haas family “tradition of sharing” and “outstanding achievement in volunteerism.”

•	Haas and his wife, Mimi, contributed millions of dollars through the Miriam and Peter Haas Fund to provide San Francisco’s low-income children and their families with access to high-quality early childhood development programs. The fund also has supported the arts, public policy programs, and health and human services.

•	On an even more personal level, Haas was proud of his involvement with San Francisco Aid for Retarded Children, a small group that he and his first wife, Josephine, joined as parents of a developmentally disabled son, Michael. He lent his organizational and fund-raising skills to the agency, served as its president, and persuaded Eunice Shriver, President Kennedy’s sister, to speak to a fund-raiser on mental retardation at a time when the subject was not openly addressed.

•	Starting in 1950, Haas assisted the Jewish Welfare Federation (later known as the Jewish Community Federation), which his grandfather, Abraham Haas, had helped to organize. Haas first served as business and professional chairman, and then as campaign chairman in 1953, 1964 and 1975. He was president of the federation from 1976 to 1978.

– more –

Peter E. Haas, Sr. /Add Five

December 4, 2005

Most recently, Haas was a trustee of the Skirball Cultural Center in Los Angeles. Haas also was a member of the Council on Foreign Relations and a member of the advisory boards of the Smithsonian Institution and the Golden Gate National Recreation Area. His former business and civic affiliations include directorships at AT&T and Crocker National Bank and trusteeships at Stanford University and Children’s Hospital. He also was president and trustee of the Walter and Elise Haas Fund, chairman of the board and a trustee of the San Francisco Foundation and president of the Rosenberg Foundation.

Outside the office and beyond his civic work, Haas was fond of spending time with his Morgan horses. His favorite was “Tony Vermont,” whom he described as “not very pretty, but tough, and a character.” He was particularly proud of completing endurance rides, including a two-day, 80-mile trip. He also enjoyed trail rides with the Sonoma County Trail Blazers and the Frontier Boys.

He is survived by his wife, Mimi, and his two stepsons, Ari Lurie and Daniel Lurie. He is also survived by his three children from his marriage to Josephine Baum: Peter Haas, Jr. and wife Joanne, Michael Haas and Margaret Haas; four grandchildren, Jennifer Haas-Dehejia and husband Nikhil, Daniel Haas, Bradley Haas and Nicholas Haas; and one great grandchild, Maya Haas-Dehejia.

The memorial service will be held at Temple Emanu-El at 2 Lake Street in San Francisco on Tuesday, December 6 promptly at 2 p.m. Internment will be private.

In lieu of flowers, the family requests that any donations be made in Peter Haas’ memory to:

The Athletic Study Center

The UC Berkeley Foundation

University Relations

2080 Addison Street

Berkeley, CA 94720-4200;

The Child Care Facilities Fund of the Low Income Invest Fund

100 Pine Street, Suite 1800

San Francisco, CA 94111; or

The San Francisco Museum of Modern Art

151 Third Street

San Francisco, CA 94103.

# # #